SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.___________)*


                        Dominion Resources, Inc.
              -----------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $.01 par value
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                  257469205
              -----------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ] Rule 13d-1(b)

[XX] Rule 13d-1(c)

[  ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 8 pages

CUSIP No. 257469205                13G                    Page 2 of 8 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Kinder Investments, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


         New York

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             577,756
  REPORTING       --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       577,756

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                       577,756
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       7.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


                      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 257469205                   13G                    Page 3 of 8 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Peyser Associates, LLC


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


       New York

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             577,756
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       577,756
----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       577,756

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       7.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                  CO.
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 257469205                   13G                    Page 4 of 8 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Brian A. Wasserman


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


       United States

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            577,756
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             577,756
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       577,756

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       7.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                        Page 5 of 8 Pages
Item 1.
         (a)   Name of Issuer:
               Dominion Resources, Inc.

         (b)   Address of Issuer's Principal Executive Offices:
               355 Madison Avenue
               Morristown, NJ  07960


Item 2.
         (a)   Name of Person Filing:

               Kinder Investments, L.P. ("Kinder Investments"); Peyser Associates, LLC ("Peyser"), the general partner of Kinder Investments; and Brian A. Wasserman ("Wasserman"), the managing member of Peyser (collectively, the "Reporting Parties"). See attached Exhibit A which is their agreement to file this Schedule on behalf of each of them.

         (b)   Address of Principal Business Office or, if None, Residence:

               The Reporting Parties' business address is 1500 Hempstead Turnpike, East Meadow, New York 11554.

         (c)   Citizen:

               Kinder Investments is a New York partnership, Peyser is a New York corporation, and Wasserman is a citizen of the United States.

         (d)   Title of Class of Securities:
               Common Stock, $.01 par value ("shares").

         (e)   CUSIP#:
               257469205


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act of 1940

            (e)   [ ]   An investment adviser in accordance with 240.13d-1
                        (b)(1)(ii)(E)

            (f)   [ ]   An employee benefit Plan or endowment fund in
                        accordance with 240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   A parent holding Company or control person in
                        accordance  with  240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   A savings associations as defined in Section 3(b) of
                        the Federal Deposit Insurance Act

            (i)   [ ]   A church plan that is excluded from definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940.

                                                        Page 6 of 8 Pages
Item 4.   Ownership:

        (a)(b) As of January 4, 1999, the Reporting Parties may be deemed to beneficially own 577,756 shares or 7.4% of the Issuer's shares owned directly by Kinder Investments (1).

          (c) Wasserman, as the managing member of Peyser, has sole voting and dispositive control of shares owned by Kinder Investments.

Item 5.   Ownership of Five Percent or Less of a Class:

               Not applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
          Company:

     Not  applicable



Item 8.    Identification and Classification of Members of the Group:

           Not applicable.


Item 9.     Notice of Dissolution of Group:

            Not applicable.


_______________________________________________________________________________

     (1) Not included are (i) 557,355 shares owned by another limited partnership, some of whose limited partners are also limited partners of Kinder Investments; (ii) an aggregate of 42,000 shares owned by Ruki Renov ( a limited partner of Kinder Investments) in a foundation; (iii) an aggregate of 42,950 shares owned by Esti Stahler (a limited partner of Kinder Investments) in a foundation; (iv) an aggregate of 113,767 owned by Rivki Rosenwald (a limited partner of Kinder Investments) and ; (v) 49,420 shares held by Laya Perlysky (a limited partner Kinder Investments).

                                                       Page 7 of 8 Pages

Item 10. Certification: By signing below we certify that to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as participant in any transaction having such purpose of effect.


                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct.




                                           Kinder Investments, L.P.


                                              /s/ Brian A. Wasserman
Dated:   January 9, 1999                By:________________________________
         New York, New York                  Brian A. Wasserman
                                             Managing Member
                                             Peyser Associates, LLC





                                           Peyser Associates, LLC


                                             /s/ Brian A. Wasserman
Dated:   January 9, 1999                 By:_________________________________
         New York, New York                   Brian A. Wasserman
                                              Managing Member





                                             /s/ Brian A. Wasserman
Dated:  January 9, 1999                     _________________________________
        New York, New York                       Brian A. Wasserman